As filed with the Securities and Exchange Commission on August 15, 2022

Registration No. 333-177800

Registration No. 333-195521

Registration No. 333-213081

Registration No. 333-213082

Registration No. 333-215552

Registration No. 333-224882

Registration No. 333-226791

Registration No. 333-231327

Registration No. 333-238117

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-177800

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195521

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213081

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213082

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215552

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224882

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226791

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231327

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238117

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0145732
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

22 Boston Wharf Road, 7th Floor

Boston, Massachusetts 02210

(617) 551-4000

(Address of principal executive offices)

Radius Health, Inc. 2003 Long-Term Incentive Plan

Radius Health, Inc. 2011 Equity Incentive Plan

Radius Health, Inc. 2016 Employee Stock Purchase Plan

Radius Health, Inc. 2018 Stock Option and Incentive Plan

Inducement Stock Option Agreements

(Full title of the Plans)

G. Kelly Martin

President and Chief Executive Officer

Radius Health, Inc.

22 Boston Wharf Road, 7th Floor

Boston, MA 02210

(Name and address of Agent for Service)

(617) 551-4000

(Telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos

Leah R. Sauter

Elisabeth M. Martin

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 880-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Radius Health, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-177800) pertaining to the registration of an aggregate of 3,597,889 Shares, issuable under the Registrant’s 2003 Long-Term Incentive Plan and 2011 Equity Incentive Plan, which was filed with the SEC on November 7, 2011.

•

Registration Statement on Form S-8 (No. 333-195521) pertaining to the registration of 2,676,364 Shares, issuable under the Registrant’s 2011 Equity Incentive Plan, which was filed with the SEC on April 28, 2014.

•

Registration Statement on Form S-8 (No. 333-213081) pertaining to the registration of 5,300,000 Shares, issuable under the Registrant’s 2011 Equity Incentive Plan, which was filed with the SEC on August 11, 2016.

•

Registration Statement on Form S-8 (No. 333-213082) pertaining to the registration of 1,290,594 Shares, issuable under the Registrant’s 2016 Employee Stock Purchase Plan, which was filed with the SEC on August 11, 2016.

•

Registration Statement on Form S-8 (No. 333-215552) pertaining to the registration of an aggregate of 341,450 Shares, issuable under certain of the Registrant’s Inducement Stock Option Agreements, which was filed with the SEC on January 13, 2017.

•

Registration Statement on Form S-8 (No. 333-224882) pertaining to the registration of an aggregate of 490,000 Shares, issuable under certain of the Registrant’s Inducement Stock Option Agreements, which was filed with the SEC on May 11, 2018.

•

Registration Statement on Form S-8 (No. 333-226791) pertaining to the registration of 3,500,000 Shares, issuable under the Registrant’s 2018 Stock Option and Incentive Plan, which was filed with the SEC on August 10, 2018.

•

Registration Statement on Form S-8 (No. 333-231327) pertaining to the registration of an aggregate of 190,000 Shares, issuable under certain of the Registrant’s Inducement Stock Option Agreements, which was filed with the SEC on May 9, 2019.

•

Registration Statement on Form S-8 (No. 333-238117) pertaining to the registration of an aggregate of 1,265,000 Shares, issuable under certain of the Registrant’s Inducement Stock Option Agreements, which was filed with the SEC on May 8, 2020.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2022, among the Registrant, Ginger Acquisition, Inc., a Delaware corporation (“Parent”), and Ginger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on August 15, 2022.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on August 15, 2022.

Radius Health, Inc.

By:	/s/ Mark W. Conley
Name: Mark W. Conley
Title: Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.